Sub-Item 77Q1(g): Copies of any merger or consolidation agreement, and other documents relative to the information sought in Sub-Item 77M

AGREEMENT AND PLAN OF REORGANIZAION

This AGREEMENT AND PLAN OF REORGANIZATION (the Agreement) is made as of the 27th day of February, 2012, by and among Goldman Sachs Trust, a Delaware statutory trust (the Acquiring Trust), on behalf of its series Goldman Sachs Rising Dividend Growth Fund (the Acquiring Fund), with its principal place of business at 71 South Wacker Drive, Chicago, Illinois 60606, and Dividend Growth Trust, a Delaware statutory trust (the Acquired Trust), on behalf of its sole series Rising Dividend Growth Fund (the Acquired Fund), with its principal place of business at 58 Riverwalk Boulevard, Building 2, Suite A, Ridgeland, South Carolina 29936, and, solely for purposes of paragraph 9.2 hereof, Goldman Sachs Asset Management, L.P (GSAM or the Acquiring Fund Adviser ). The Acquiring Fund and the Acquired Fund are sometimes referred to collectively herein as the Funds and individually as a Fund.

The (1) transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for (A) the issuance of Class A and Institutional Class shares of beneficial interest of the Acquiring Fund (collectively, the Acquiring Fund Shares and each, an Acquiring Fund Share) to the Acquired Fund, and (B) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund on the closing date of the Reorganization (the Closing
Date), and (2) distribution by the Acquired Fund, on or promptly after the Closing Date as provided herein, of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation and dissolution of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (collectively, the Reorganization), are intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the Code). This Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, immediately prior to the Reorganization, Class C Shares of the Acquired Fund will be converted to Class A Shares of the Acquired Fund.

WHEREAS, each of the Acquired Fund and the Acquiring Fund is a series of an open-end management investment company registered pursuant to the Investment Company Act of 1940, as amended (the Investment Company Act).

WHEREAS, the Acquiring Fund is authorized to issue shares of beneficial interest.

WHEREAS, the Board of Trustees of the Acquired Trust and the Board of Trustees of the Acquiring Trust have determined that the Reorganization is in the best interests of the Acquired Fund shareholders and the Acquiring Fund shareholders, respectively, and is not dilutive of the interests of those shareholders.
Now, THEREFORE, in consideration of the premises of the covenants and Agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND ASSUMPTION OF THE ASSUMED LIABILITIES; LIQUIDATION AND TERMINATION OF THE ACQUIRED FUND.

1.1 Subject to the terms and conditions set forth herein and on the basis of the representations and warranties contained herein, the Acquired Fund will transfer all of its assets as set forth in Paragraph 1.2 hereof (the
Acquired Assets) to the Acquiring Fund, free and clear of all liens and encumbrances and subject to no restrictions on the full transfer thereof (other than those arising under the Securities Act of 1933, as amended (the Securities Act)), and the Acquiring Fund agrees in exchange therefore: (i) to issue to the Acquired Fund the number of Acquiring Fund Shares, including fractional Acquiring Fund Shares, of each class with an aggregate net asset value (NAV) equal to the NAV of the Acquired Fund attributable to the corresponding class of the Acquired Funds shares, as determined in the manner set forth in Paragraphs 2.1 and 2.2 hereof; and (ii) to assume all of the liabilities and obligations of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Closing Date (collectively, the Assumed Liabilities). Such transactions shall take place at the Closing (as defined in Paragraph 3.1 below). For purposes of this Agreement, the Class A shares of the Acquired Fund correspond to the Class A shares of the Acquiring Fund, and the Class I shares of the Acquired Fund correspond to the Institutional Class shares of the Acquiring Fund, and the term Acquiring
Fund Shares should be read to include each such class of shares of the Acquiring Fund.

1.2 (a) The Acquired Assets shall consist of all of the Acquired Funds property, including, without limitation, all portfolio securities and instruments, dividends and interest receivables, cash, goodwill, contractual rights and choses in action of the Acquired Fund or the Acquired Trust in respect of the Acquired Fund, all other intangible property owned by the Acquired Fund, originals or copies of or access to all books and records of the Acquired Fund, and all other assets of the Acquired Fund on the Closing Date. The Acquiring Fund shall also be entitled to receive copies of or access to all records that the Acquired Trust is required to maintain under the Investment Company Act, and the rules of the Securities and Exchange Commission (the Commission) promulgated thereunder, or other applicable laws, to the extent such records pertain to the Acquired Fund.

(b) The Acquired Fund has provided the Acquiring Fund with a list of all of the Acquired Funds securities and other assets at least fifteen business days prior to the Closing Date. The Acquired Fund reserves the right to sell any of such securities or other assets beforethe Closing Date (except to the extent sales may be limited by representations of the Acquired Fund made in connection with the issuance of the tax opinion provided for in Paragraph
8.5 hereof) and agrees not to acquire any portfolio security that is not an eligible investment for, or that would violate an investment policy or restriction of, the Acquiring Fund. At least ten business days prior to the Closing Date, the Acquiring Fund will advise the Acquired Fund of any investments shown on the list of the Acquired Funds securities provided pursuant to this paragraph which the Acquiring Fund would not be permitted to hold (i) because such investments are not eligible investments for, or that would violate an investment policy or restriction of, the Acquiring Fund;
(ii) under applicable law; or (iii) because the transfer of such investments would result in material operational or administrative difficulties to the Acquiring Fund or GSAM in connection with facilitating the orderly transition of the Funds assets. Under such circumstances, to the extent practicable, the Acquired Fund will, if requested by the Acquiring Fund and, to the extent permissible and consistent with its own investment objectives and policies and the fiduciary duties of the Acquired Funds investment adviser, sell such securities or other assets before the Closing Date.

1.3 The Acquired Fund will use its best efforts to discharge all of its known Liabilities and obligations that are or will become due prior to the Closing. If prior to the Effective Time either party identifies a liability that the parties mutually agree should not be assumed by the Acquiring Fund, such liability shall be excluded from the Assumed Liabilities and shall be listed on a Schedule of Excluded Liabilities to be signed by the parties at Closing.

1.4 On or as soon after the Closing Date as is conveniently practicable (the Liquidation Date), the Acquired Trust shall liquidate the Acquired Fund and distribute pro rata to the Acquired Funds shareholders of record, determined as of the Valuation Time (the Acquired Fund Shareholders), the Acquiring
Fund Shares received by the Acquired Fund pursuant to Paragraph 1.1 hereof. Each Acquired Fund Shareholder shall receive the number of full and fractional Acquiring Fund Shares of the class corresponding to the class of shares of beneficial interest in the Acquired Fund (the Acquired Fund
Shares) held by such Acquired Fund Shareholder that have an aggregate NAV equal to the aggregate NA V of the Acquired Fund Shares held of record by such Acquired Fund Shareholder on the Closing Date. Such liquidation and distribution will be accomplished by the Acquired Trust instructing the Acquiring Trust to transfer the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund established and maintained by the Acquiring Funds transfer agent in the names of the Acquired Fund Shareholders and representing the respective pro rata number of the Acquiring Fund Shares due the Acquired Fund Shareholders. The Acquired Trust shall promptly provide the Acquiring Trust with evidence of such liquidation and distribution. All issued and outstanding Acquired Fund Shares will simultaneously be cancelled on the books of the Acquired Fund, and the Acquired Fund will be terminated as soon as reasonably practicable after such distribution, but in all events within six months after the Closing Date. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5 Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Funds transfer agent. Any certificates representing ownership of Acquired Fund Shares that remain outstanding on the Closing Date shall be deemed to be cancelled and shall no longer evidence ownership of Acquired Fund Shares.

1.6 Any transfer taxes payable upon issuance of Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1. 7 Any reporting responsibility of the Acquired Trust with respect to the Acquired Fund, including, but not limited to, the responsibility for filing of regulatory reports, Tax Returns (as defined in Paragraph 4. 1 (h)(M) hereof), or other documents with the Commission, any state securities commissions, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Trust. The Acquired Trust agrees to file such regulatory reports, Tax Returns, and other documents on a timely basis, The Acquiring Trust shall fully cooperate with the Acquired Trust to the extent necessary for such reporting responsibilities to be discharged.

1.8 No sales load, contingent deferred sales charge, commission, redemption fee or other transactional fee will be charged as a result of the Reorganization. With respect to shares of the Acquired Fund, for purposes of determining any contingent deferred sales charge applicable to corresponding Acquiring Fund shares received as a result of the Reorganization, the same Sales charge and schedule that applied to such Acquired Fund shares prior to the Reorganization will apply after the Reorganization and the holding period will be calculated from the date such Acquired Fund shares were initially issued by the Acquired Fund.

2. VALUATION

2.1 The NAV per share of each class of Acquiring Fund Shares and the NAV per share of each class of the Acquired Fund shall, in each case, be determined as of the close of regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern time) on the business day preceding the Effective Time, or such earlier or later date and time as may be mutually agreed in writing by an authorized officer of each of the parties (the Valuation Time). The NAV of the Acquired Fund Shares and of the Acquiring Fund Shares shall be computed in the manner set forth in the Acquiring Trusts Declaration of Trust or By-Laws and in the Acquiring Funds then-current prospectus and statement of additional information.

2.2 The number of shares of each class of Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Assets and the assumption of the Assumed Liabilities shall be determined by the Acquiring Fund Adviser by dividing the NA V of the Acquired Fund attributable to each class of Acquired Fund shares, as determined in accordance with Paragraph 2.1 hereof, by the NAV of each Acquiring Fund Share of the Corresponding class, as determined in accordance with Paragraph 2.1 hereof.

2.3 The Acquiring Fund and the Acquired Fund shall cause the Acquiring Fund Adviser and Huntington Asset Services, Inc. (the Acquired Fund Administrator), respectively, to deliver a copy of its valuation report to the other party at the Closing. All computations of value shall be made by the Acquiring Fund Adviser and the Acquired Fund Administrator, in each case in accordance with its regular practice as pricing agent for the Acquiring Fund and the Acquired Fund, as applicable.

3. CLOSING AND CLOSING DATE

3.1 The Closing Date shall be February 27,2012, or such earlier or later date as the parties may agree to in writing. All acts necessary to consummate the Reorganization (the Closing) shall be deemed to take place simultaneously immediately prior to the opening of business on February 27,2012, or on such other date as may be mutually agreed in writing by an authorized officer of each party (the Effective Time). The Closing shall be held at the offices of [.], or at such other place as the parties may agree.

3.2 Portfolio securities that are held other than in book-entry form in the name of Huntington National Bank (the Acquired Fund Custodian) as record holder for the Acquired Fund shall be presented by the Acquired Fund to State Street Bank and Trust Company (the Acquiring Fund Custodian) for examination no later than three business days preceding the Closing Date. The Acquired Trust, on behalf of the Acquired Fund, shall instruct the Acquired Fund Custodian to deliver any such portfolio securities that the Acquired Fund Custodian so holds at the Valuation Time to the Acquiring Fund Custodian for the account of the Acquiring Fund as of the Effective Time, duly endorsed in proper form for transfer, in such condition as to constitute good delivery thereof in accordance with the custom of brokers, and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. Portfolio securities held of record by the Acquired Fund Custodian in book-entry form on behalf of the Acquired Fund shall be delivered at the Effective Time by the Acquired Fund Custodian through the Depository Trust Company to the Acquiring Fund Custodian and by the Acquiring Fund Custodian recording the beneficial ownership thereof by the Acquiring Fund on the Acquiring Fund Custodians records. Any cash balances maintained by the Acquired Fund Custodian shall be delivered at the Effective Time by the Acquired Fund Custodian transmitting immediately available funds by wire transfer to the Acquiring Fund Custodian and the Acquiring Fund Custodian crediting such funds to the account of the Acquiring Fund.

3.3 The Acquired Fund Custodian shall deliver at the Closing a certificate of an authorized officer stating that: (a) the Acquired Assets have been delivered in proper form to the Acquiring Fund as of the Effective Time, and
(b) all necessary transfer taxes including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment has been made in conjunction with the delivery of portfolio securities as part of the Acquired Assets.

3.4 If immediately prior to the Valuation Time (a) the New York Stock Exchange is closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere is disrupted so that accurate appraisal of the N A V of the Acquiring Fund Shares or the Acquired Fund pursuant to Paragraph 2.1 hereof is impracticable, the Closing Date, Valuation Time and Effective Time shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later date as may be mutually agreed in writing by an authorized officer of each party.

3.5 The Acquired Fund shall deliver at the Closing a list of the names, addresses, federal taxpayer identification numbers and backup withholding and nonresident alien withholding status and certificates of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each Acquired Fund Shareholder as of the Valuation Time, certified by the President or Vice President or a Secretary or Assistant Secretary of the Acquired Trust and its Treasurer, Assistant Treasurer or other authorized officer (the Shareholder List) as being an accurate record of the information (a) provided by the Acquired Fund Shareholders, (b) provided by the Acquired Fund Custodian, or (c) derived from the Acquired Trusts records by such officers or one of the Acquired Trusts service providers.

The Acquiring Fund shall issue and deliver to the Acquired Fund a confirmation evidencing the Acquiring Fund Shares to be credited at the Effective Time, or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to the Acquired Funds account on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

4.1 Except as set forth on Schedule 4.1 of this Agreement, the Acquired Trust, on behalf of the Acquired Fund, represents, warrants and covenants to the Acquiring Trust, on behalf of the Acquiring Fund, which representations, warranties and covenants will be true and correct on the date hereof and on the Closing Date as though made on and as of the Closing Date, as follows:

(a) The Acquired Fund is a series of the Acquired Trust. The Acquired Trust is a statutory trust validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and, subject to approval by the Acquired Funds shareholders, to perform its obligations under this Agreement. The Acquired Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability. The Acquired Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carryon its business as now being conducted;

(b) The Acquired Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c) The Acquired Trust is not in violation of, and the execution and delivery of this Agreement and the performance of its obligations under this Agreement on behalf of the Acquired Fund will not result in a violation of, any provision of the Acquired Trusts Trust Instrument or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking with respect to the Acquired Fund to which the Acquired Trust, on behalf of the Acquired Fund, is a party or by which the Acquired Fund or any of its assets are bound;

(d) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Acquired Fund or any of the Acquired Funds properties or assets. The Acquired Trust knows of no facts which could reasonably be expected to form the basis for the institution of such proceedings.
Neither the Acquired Trust nor the Acquired Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially adversely affects the Acquired Funds business or its ability to consummate the transactions contemplated herein or would be binding upon the Acquiring Fund as the successor to the Acquired Fund;

(e) Neither the Acquired Trust, on behalf of the Acquired Fund, nor the Acquired Fund has any material contracts or other commitments (other than this Agreement, agreements for the purchase and sale of securities or other permitted investments, and those contracts listed in Schedule 4.1 (e") which will not be terminated at or prior to the Closing Date and no such termination will result in liability to the Acquired Fund (or the Acquiring
Fund);

(f) The statement of assets and liabilities of the Acquired Fund, the related statements of operations and changes in net assets, and the schedule of investments, and the notes thereto, as of and for the fiscal year ended September 30, 2011, have been audited by an independent registered public accounting firm retained by the Acquired Fund, are in accordance with generally accepted accounting principles (GAAP) consistently applied, and fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and the results of its operations for the period then ended, and the Acquired Fund had no known liabilities of a material amount as of the date thereof, whether actual or contingent, other than those disclosed therein. The statement of assets and liabilities will be in accordance with GAAP consistently applied and will fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and the results of its operations for the period then ended. No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of the Acquired Fund has been disclosed or is required to be disclosed in the Acquired Funds reports on Form N-CSR to enable the chief executive officer and chief financial officer or other officers of the Acquired Trust to make the certifications required by the Sarbanes-Oxley Act, and no deficiency, weakness, fraud, change, event or other factor exists with respect to the Acquired Fund that will be required to be disclosed in the Acquiring Funds Form N-CSR after the Closing Date;

(g) Since the most recent fiscal year end, except as specifically disclosed in the Acquired Funds prospectus or its statement of additional information as in effect on the date of this Agreement, there has not been any material adverse change in the Acquired Funds financial condition, assets, liabilities, business or prospects, or any incurrence by the Acquired Fund of indebtedness, except for normal contractual obligations incurred in the ordinary course of business or in connection with the settlement of purchases and sales of portfolio securities. For the purposes of this subparagraph (g) (but not for any other purpose of this Agreement), a decline in NAV per Acquired Fund Share arising out of its normal investment operations or a decline in market values of securities in the Acquired Funds portfolio or a decline in net assets of the Acquired Fund as a result of redemptions shall not constitute a material adverse change;

(h) (A) The Acquired Fund is the sole series of the Acquired Trust. For each period for which the Acquired Trust had more than one series, the Acquired Fund was a separate series of the Acquired Trust treated as a separate corporation from each other series of the Acquired Trust under Section 851(g) of the Code. For purposes of the remainder of this Paragraph 4.1(h) (but not for any other purpose of this Agreement), references to the Acquired Fund include the Acquired Trust, for periods during which the Acquired Fund is or has been the sole series of the Acquired Trust, and the Acquired Fund, for periods during which the Acquired Trust has had more than one series;

(B) For each taxable year of its existence, the Acquired Fund has had in effect an election to be a regulated investment company under Subchapter M of the Code, has satisfied, and, for the current taxable year, expects to satisfy, all of the requirements of Subchapter M of the Code for treatment as a regulated investment company, and for each such taxable year, the Acquired Fund has been eligible to compute its federal income tax under Section 852 of the Code. The Acquired Fund will qualify as such as of the Closing Date and will satisfy the diversification requirements of Section 851 (b)(3) of the Code without regard to the last sentence of Section 851 (d)( 1) of the Code. The Acquired Fund has not taken any action, caused any action to be taken, failed to take any action, or caused any failure to take any action which action or failure could cause the Acquired Fund to fail to qualify as a regulated investment company under the Code. The Acquired Fund does not and will not have any tax liability under Section 4982 of the Code for any period ending on or before the Closing Date. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Acquired Fund. All dividends paid by the Acquired Fund at any time prior to the Closing Date have qualified or will qualify for the dividends-paid deduction as defined in
Section 561 of the Code;

(C) Within the times and in the manner prescribed by law, the Acquired Fund has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Acquired Fund has not been informed by any jurisdiction that the jurisdiction believes that the Acquired Fund was required to file any Tax Return that was not filed and the Acquired Fund does not know of any basis upon which a jurisdiction could assert such a position;

(D) The Acquired Fund has timely paid, in the manner prescribed by law, all Taxes (as defined below) that were due and payable or that were claimed to be due;

(E) The Acquired Fund has not waived or extended any applicable statute of Limitations relating to the assessment or collection of Taxes;

(F) The Acquired Fund has not been notified that any examinations of the Tax Returns of the Acquired Fund are currently in progress or threatened, and no deficiencies have been asserted or assessed against the Acquired Fund as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority, and, to its knowledge, no such deficiency has been proposed or threatened;

(G) The Acquired Fund has no actual or potential liability for any Tax obligation of any taxpayer other than itself. The Acquired Fund is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Acquired Fund is not a party to any Tax allocation, sharing, or indemnification agreement;

(H) The unpaid Taxes of the Acquired Fund for Tax periods through the Closing Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Statement of Assets and Liabilities, as defined in Paragraph 5.7 hereof, rather than in any notes thereto. All Taxes that the Acquired Fund is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper governmental agency;

(I) The Acquired Fund has delivered to the Acquiring Fund or made available to the Acquiring Fund complete and accurate copies of all Tax Returns of the Acquired Fund, together with all related examination reports and statements of deficiency for all periods not closed under the applicable statutes of limitations and complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Acquired Fund. The Acquired Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(J) The Acquired Fund has not undergone, has not agreed to undergo, and is not required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. The Acquired Fund (including the Acquiring Fund as its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date;

(K) There are (and as of immediately following the Closing there will be) no liens on the assets of the Acquired Fund relating to or attributable to Taxes, except for Taxes not yet due and payable;

(L) The Tax bases of the assets of the Acquired Fund are accurately reflected on the Acquired Funds Tax books and records; and

(M) For purposes of this Agreement, Taxes or Tax shall mean all taxes, charges, fees, duties, deficiencies, customs, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and Tax Returns shall mean all reports, returns, declarations, statements or other information required to be supplied to a governmental or regulatory authority or agency, in connection with Taxes and any associated schedules, attachments, work papers, or other information, including any attachments, produced in connection with such items, as well as any information returns required by any governmental or regulatory authority to be provided to any other person in connection with Taxes;

(i) All issued and outstanding Acquired Fund Shares are, and on the Closing Date will be, validly issued and outstanding, fully paid and non-assessable by the Acquired Trust. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held of record by the persons and in the amounts set forth in the Shareholder List delivered at the Closing pursuant to Paragraph 3.5 hereof. There are not outstanding any options, warrants or other rights to subscribe for or purchase any Acquired Fund Shares, nor is there outstanding any security convertible into any Acquired Fund Shares;

G) At the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Assets, and full right, power and authority to sell, assign, transfer and deliver the Acquired Assets to the Acquiring Fund, and, upon delivery and payment for the Acquired Assets, the Acquiring Fund will acquire good and marketable title thereto, free of any liens or other encumbrances and subject to no restrictions on the full transfer thereof, except such restrictions as might arise under the Securities Act and, as previously disclosed to the Acquiring Fund, such restrictions generally applicable to the Acquired Assets of the type being transferred in the ordinary course;

(k) The Acquired Trust has the trust power and authority, on behalf of the Acquired Fund, to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquired Trusts Board of Trustees, and, subject to the approval of the Acquired
Funds shareholders, assuming due authorization, execution and delivery by the Acquiring Trust, on behalf of the Acquiring Fund, this Agreement will constitute a valid and binding obligation of the Acquired Trust, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles;

(1) The information to be furnished in writing by the Acquired Fund to the Acquiring Fund for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby and any information necessary to compute the total return of the Acquired Fund shall be accurate and complete and shall comply in all material respects with federal securities and other laws and regulations applicable thereto or the requirements of any form for which its use is intended, and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading;

(m) The information included in the proxy statement (the Proxy Statement) Forming part of the Acquiring Trusts Registration Statement on Form N-14 filed in connection with this Agreement (the Registration Statement) that has been furnished by the Acquired Fund to the Acquiring Fund for inclusion in the Registration Statement or information included in the Registration Statement concerning the Acquired Trust or the Acquired Fund that has been reviewed by the Acquired Fund, on the effective date of that Registration Statement and on the Closing Date, will conform in all material respects to the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Investment Company Act and the rules and regulations of the Commission promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(n) Upon the effectiveness of the Registration Statement, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement;

(o) All of the issued and outstanding Acquired Fund Shares have been offered for sale and sold in compliance in all material respects with all applicable federal and state securities laws;

(p) The current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used during the five-year period ending on the date of this Agreement, and any amendments or supplements thereto, conform or conformed at the time of their distribution to the public in all material respects to the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder and do not or did not as of their dates or the dates of their distribution to the public contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading;

(q) The Acquired Fund currently complies in all material respects with, and for the five year period ending on the date of this Agreement, has complied in all material respects with, the requirements of, and the rules and regulations under, the Investment Company Act, the Securities Act, the Exchange Act, state Blue Sky laws and all other applicable federal and state laws or regulations. The Acquired Fund currently complies in all material respects with, and for the five-year period ending on the date of this Agreement has complied in all material respects with, all investment objectives, policies, guidelines and restrictions and any compliance procedures established by the Acquired Trust with respect to the Acquired Fund. All advertising and sales material used by the Acquired Fund complies in all material respects with, and for the five-year period ending on the date of this Agreement has complied in all material respects with, the applicable requirements of the Securities Act, the Investment Company Act, the rules and regulations of the Commission promulgated thereunder, and, to the extent applicable, the Conduct Rules of the Financial Industry Regulatory Authority (FINRA) and any applicable state regulatory authority. All registration statements, prospectuses, reports, proxy materials or other filings required to be made or filed with the Commission, FINRA or any state securities authorities by the Acquired Fund during the five-year period ending on the date of this Agreement have been duly filed and have been approved or declared effective, if such approval or declaration of effectiveness is required by law. Such registration statements, prospectuses, reports, proxy materials and other filings under the Securities Act, the Exchange Act and the Investment Company Act (i) are or were in compliance in all material respects with the requirements of all applicable statutes and the rules and regulations promulgated thereunder and (ii) do not or did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading;

(r) Neither the Acquired Fund nor, to the knowledge of the Acquired Trust, any affiliated person of the Acquired Fund has been convicted of any felony or misdemeanor, described in Section 9( a) (1 ) of the Investment Company Act, nor, to the knowledge of the Acquired Trust, has any affiliated person of the Acquired Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203( e) of the Investment Advisers Act of 1940, as amended (the Investment Advisers Act), or Rule 206(4 )-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act; and

(s) The tax representation certificate to be delivered by the Acquired Trust on behalf of the Acquired Fund to the Acquiring Trust and Bingham McCutchen LLP at the Closing pursuant to Paragraph 7.4 hereof (the Acquired Trust Tax Representation Certificate) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; and

4.2 Except as set forth on
Schedule 4.2 of this Agreement, the Acquiring Trust, on behalf of the Acquiring Fund, represents, warrants and covenants to the Acquired Trust, on behalf of the Acquired Fund, which representations, warranties and covenants will be true and correct on the date hereof and on the Closing Date as though made on and as of the Closing Date, as follows:

(a) The Acquiring Fund is a series of the Acquiring Trust. The Acquiring Fund has not commenced operations and will not do so until the Closing. The Acquiring Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware. The Acquiring Trust has the power to own all of its properties and assets and to perform its obligations under this Agreement. The Acquiring Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability. The Acquiring Fund has all necessary federal, state and local authorizations to own all of its properties and assets and to carryon its business as now being conducted;

(b) The Acquiring Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c) The Acquiring Trusts registration statement on Form N-IA with respect to the Acquiring Fund that will be in effect on the Closing Date, and the prospectus and statement of additional information of the Acquiring Fund included therein, will conform in all material respects with the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder, and will not as of the effective date thereof and will not as of the Closing Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(d) The Registration Statement with respect to the Acquiring Fund, and any Amendments or supplements thereto in effect on or prior to the Closing Date included in the Registration Statement (other than information furnished by the Acquired Fund for inclusion therein or information included therein concerning the Acquired Trust or the Acquired Fund that has been reviewed by the Acquired Fund, as covered by the Acquired Funds representation, warranty and covenant in Paragraph 4.1 (m) hereof) will conform in all material respects to the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder. Neither the Registration Statement nor the Proxy Statement (other than information furnished by the Acquired Fund for inclusion therein or information included therein concerning the Acquired Trust or the Acquired Fund that has been reviewed by the Acquired Fund, as covered by the Acquired Funds representation, warranty and covenant in Paragraph 4.1 (m) hereof) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) The Acquiring Trust is not in violation of, and the execution and delivery of this Agreement and performance of its obligations under this Agreement on behalf of the Acquiring Fund will not result in a violation of, any provision of the Acquiring Trusts Declaration of Trust or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking with respect to the Acquiring Fund to which the Acquiring Trust is a party or by which the Acquiring Fund or any of its assets is bound;

(f) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or threatened against the Acquiring Fund or any of the Acquiring Funds properties or assets. The Acquiring Trust knows of no facts which could reasonably be expected to form the basis for the institution of such proceedings. Neither the Acquiring Trust nor the Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially adversely affects the Acquiring Funds business or its ability to consummate the transactions contemplated herein;

(g) The Acquiring Fund is a newly-formed separate series of Acquiring Trust that, immediately after the Reorganization, will be treated as a separate corporation from each other series of the Acquiring Trust under Section 851
(g) of the Code. Prior to the Closing Date, the Acquiring Fund will have no assets, liabilities or operations of any kind;

(h) The authorized capital of the Acquiring Fund consists of an unlimited number of shares of beneficial interest, no par value per share. As of the Closing Date, the Acquiring Fund will be authorized to issue an unlimited number of shares of beneficial interest, no par value per share. The Acquiring Fund Shares to be issued and delivered to the Acquired Fund for the account of the Acquired Fund Shareholders pursuant to the terms of this Agreement will have been duly authorized on the Closing Date and, when so issued and delivered, will be validly issued and outstanding, fully paid and non-assessable. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring
Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

(i) Upon consummation of the Reorganization, all issued and outstanding Acquiring Fund Shares, including those Acquiring Fund Shares to be delivered by the Acquiring Fund in accordance with paragraph 1.4, will be validly issued and outstanding, fully paid and nonassessable and will have been offered for sale and sold in every state and the District of Columbia in compliance in all material respects with all applicable federal and state securities laws;

(j) The Acquiring Trust has the trust power and authority, on behalf of the Acquiring Fund, to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Trusts Board of Trustees, and, assuming due authorization, execution and delivery by the Acquired Trust, on behalf of the Acquired Fund, this Agreement will constitute a valid and binding obligation of the Acquiring Trust, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights and to general equity principles;

(k) The information to be furnished in writing by the Acquiring Fund or the Acquiring Fund Adviser for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto or the requirements of any form for which its use is intended, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading;

(1) No consent, approval, authorization or order of or filing with any court or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated by the Agreement by the Acquiring Fund, except for the registration of the Acquiring Fund Shares under the Securities Act and the Investment Company Act;

(m) Neither the Acquiring Fund nor, to the knowledge of the Acquiring Trust, any affiliated person of the Acquiring Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor, to the knowledge of the Acquiring Trust, has any affiliated person of the Acquiring Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203 (e) of the Investment Advisers Act or Rule 206(4 )-4(b) thereunder or of a brokerdealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act; and

(n) The tax representation certificate to be delivered by the Acquiring Trust on behalf of the Acquiring Fund to the Acquired Trust and Bingham McCutchen LLP at the Closing pursuant to Paragraph 6.3 hereof (the Acquiring Trust Tax Representation Certificate) will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

5. COVENANTS

5.1 The Acquired Fund will operate its business in the ordinary course of business between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions and any other dividends and other distributions necessary or advisable (except to the extent dividends or other distributions that are not customary may be limited by representations made in connection with the issuance of the tax opinion described in Paragraph 8.5 hereof), in each case payable either in cash or in additional shares.

5.2 The Acquired Trust will call and hold a special meeting of the Acquired Funds shareholders to consider approval of this Agreement and act upon the matters set forth in the Proxy Statement and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.3 The Acquiring Fund will prepare the notice of meeting, form of proxy and Proxy Statement (collectively, Proxy Materials) to be used in connection with such meeting, and will promptly prepare and file with the Commission the Registration Statement. The Acquired Trust will provide the Acquiring Fund with information reasonably requested for the preparation of the Registration Statement in compliance with the Securities Act, the Exchange Act, and the Investment Company Act.

5.4 The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired by the Acquired Fund for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.5 The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requires concerning the beneficial ownership of the Acquired Fund Shares.

5.6 Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.7 The Acquired Fund shall furnish to the Acquiring Fund as of the Closing Date a statement of assets and liabilities of the Acquired Fund as of the Closing Date (Statement of Assets and Liabilities) setting forth the NAV
(as computed pursuant to Paragraph 2.1 hereof) of the Acquired Fund as of the Valuation Time, which statement shall be prepared in accordance with GAAP consistently applied and will fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and shall be certified by the Acquired Trusts Treasurer or Assistant Treasurer. As promptly as practicable, but in any case within 30 days after the Closing Date, the Acquired Trust shall furnish to the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes, and of any capital loss carryovers and other items that will be carried over to the Acquiring Fund under the Code, which statement will be certified by the Treasurer or Assistant Treasurer of the Acquired Trust.

5.8 Neither Fund shall take any action that is inconsistent with the representations set forth herein or, with respect to the Acquired Fund, in the Acquired Trust Tax Representation Certificate and, with respect to the Acquiring Fund, the Acquiring Trust Tax Representation Certificate.

5.9 Unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code, the parties hereto shall treat and report the transactions contemplated hereby as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any position inconsistent with such treatment.

5.10 From and after the date of this Agreement and through the time of the Closing, neither Fund will knowingly take any action, cause any action to be taken, fail to take any action or cause any failure to take any action, which action or failure to act could prevent either Fund from qualifying for treatment as a regulated investment company under the provisions of Subchapter M of the Code, except for any action specifically contemplated by this Agreement.

From and after the date of this Agreement and through the time of the Closing, the Acquired Fund shall use its reasonable best efforts to qualify for treatment as a regulated investment company under the provisions of Subchapter M of the Code.

5.11 Each Fund shall prepare, or cause to be prepared, all of its Tax Returns for any taxable periods that end on or before the Closing Date and shall timely file, or cause to be timely filed, all such Tax Returns. Each Fund shall make any payments of Taxes required to be made by it with respect to any such Tax Returns.

6. CONDITIONS PRECEDENT To OBLIGATIONS OF THE ACQUIRED FUND

The obligations of the Acquired Fund to complete the transactions provided for herein shall be, at its election, subject to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions, unless waived by the Acquired Fund in writing:

6.1 All representations and warranties by the Acquiring Trust on behalf of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

6.2 The Acquiring Trust shall have delivered to the Acquired Trust on the Closing Date a certificate of the Acquiring Trust on behalf of the Acquiring Fund executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the Acquired Trust and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Trust made in this Agreement on behalf of the Acquiring Fund are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Article 6 has been met, and as to such other matters as the Acquired Trust shall reasonably request;

6.3 The Acquiring Trust on behalf of the Acquiring Fund shall have delivered to the Acquired Trust and Bingham McCutchen LLP an Acquiring Trust Tax Representation Certificate, satisfactory to Bingham McCutchen LLP, in a form mutually acceptable to the Acquiring Trust and the Acquired Trust, concerning certain tax-related matters;

6.4 The Acquired Trust shall have received at the Closing a favorable opinion as to the due authorization of this Agreement by the Acquiring Trust, on behalf of the Acquiring Fund, and related matters of Dechert LLP, dated as of the Closing Date, in a form satisfactory to the Acquired Trust, substantially to the effect that, based upon certain facts and certifications made by the Acquiring Trust, on behalf of the Acquiring Fund and its authorized officers: (a) the Acquiring Trust is validly existing and in good standing under the laws of the State of Delaware and has the power to carryon its business as described in the Acquiring Trusts Declaration of Trust; (b) the Acquiring Trust, with respect to the Acquiring Fund, has the requisite power and authority to execute, deliver and perform its obligations under the Agreement; (c) the execution, delivery and performance of the Agreement by the Acquiring Trust, on behalf of the Acquiring Fund, have been duly authorized by all necessary action of the Acquiring Trust; (d) the execution, delivery and performance of the Agreement by the Acquiring Trust, on behalf of the Acquiring Fund, do not conflict with or result in a violation of (i) Acquiring Trusts Declaration of Trust or By-Laws, or (ii) any statutory law, rule or regulation of the State of Delaware applicable to the Acquiring Trust; (e) the Agreement constitutes a legal, valid and binding agreement of the Acquiring Trust, on behalf of the Acquiring Fund, enforceable against the Acquiring Trust, on behalf of the Acquiring Fund, in accordance with its terms; provided that such counsel shall be entitled to state that it expresses no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses which may be limited by any applicable federal or state securities laws or as a matter of public policy; (f) to the knowledge of such counsel, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the State of Delaware having jurisdiction over the Acquiring Trust is required for the execution, delivery and performance of the Agreement by the Acquiring Trust, on behalf of the Acquiring Fund; (g) to the knowledge of such counsel, all regulatory or court consents, authorizations, approvals, orders or filings required to be obtained or made by the Acquiring Trust, on behalf of the Acquiring Fund, under the federal laws of the United States with respect to the issuance of Acquiring Fund Shares by the Acquiring Fund in exchange solely for the transfer of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to the Agreement, have been obtained or made; and (h) to the knowledge of such counsel, and without any independent investigation, other than as disclosed on the schedule provided by the Acquiring Trust pursuant to paragraph 4.2 of this Agreement, the Acquiring Fund is not subject to any litigation or administrative proceeding that could reasonably be expected to have a materially adverse effect on the operations of the Acquiring Fund. Such opinion may state that it is solely for the benefit of the Acquired Trust and the Acquired Trust Board. Such opinion may contain such assumptions and limitations as shall be in the opinion of Dechert LLP appropriate to render the opinions expressed therein; and

6.5 With respect to the Acquiring Fund, the Board of Trustees of the Acquiring Trust shall have determined that the Reorganization is in the best interests of the Acquiring Fund and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby.

7. CONDITIONS PRECEDENT To OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to complete the transactions provided for herein shall be, at its election, subject to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions, unless waived by the Acquiring Fund in writing:

7.1 All representations and warranties of the Acquired Trust on behalf of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

7.2 The Acquired Trust shall have delivered to the Acquiring Fund a Statement of Assets and Liabilities of the Acquired Fund as of the Closing Date pursuant to Paragraph 5.7 hereof, together with a list of its portfolio securities showing the federal income tax bases and holding periods of such securities, as of the Closing Date, certified by the Acquired Trusts Treasurer or Assistant Treasurer;

7.3 The Acquired Trust shall have delivered to the Acquiring Trust on the Closing Date a certificate of the Acquired Trust on behalf of the Acquired Fund executed in its name by its President or Vice President and a Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Acquiring Trust and dated as of the Closing Date, to the effect that the representations and warranties of the Acquired Trust made in this Agreement on behalf of the Acquired Fund are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Article 7 has been met, and as to such other matters as the Acquiring Trust shall reasonably request;

7.4 The Acquired Trust on behalf of the Acquired Fund shall have delivered to the Acquiring Trust and Bingham McCutchen LLP an Acquired Trust Tax Representation Certificate, satisfactory to Bingham McCutchen LLP, in a form mutually acceptable to the Acquired Trust and the Acquiring Trust, concerning certain tax-related matters;

7.5 The Acquiring Trust shall have received at the Closing a favorable opinion as to the due authorization of this Agreement by the Acquired Trust, on behalf of the Acquired Fund, and related matters of The Law Offices of John H. Lively and Associates, Inc., dated as of the Closing Date, in a form satisfactory to the Acquiring Trust, substantially to the effect that, based upon certain facts and certifications made by the Acquired Trust, on behalf of the Acquired Fund, and its authorized officers: (a) the Acquired Trust is validly existing and in good standing under the laws of the State of Delaware and has the power to carryon its business as described in the Acquired
Trusts Trust Instrument; (b) the Acquired Trust, with respect to the
Acquired Fund, has the requisite power and authority to execute, deliver and perform its obligations under the Agreement; (c) the execution, delivery and performance of the Agreement by the Acquired Trust, on behalf of the Acquired Fund, have been duly authorized by all necessary action of the Acquired Trust; (d) the execution, delivery and performance of the Agreement by the Acquired Trust, on behalf of the Acquired Fund, do not conflict with or result in a violation of (i) Acquired Trusts Trust Instrument or By-Laws, or
(ii) any statutory law, rule or regulation of the State of Delaware applicable to the Acquired Trust; (e) the Agreement constitutes a legal, valid and binding agreement of the Acquired Trust, on behalf of the Acquired Fund, enforceable against the Acquired Trust, on behalf of the Acquired Fund, in accordance with its terms; provided that such counsel shall be entitled to state that it expresses no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses which may be limited by any applicable federal or state securities laws or as a matter of public policy; (f) to the knowledge of such counsel, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the State of Delaware having jurisdiction over the Acquired Trust is required for the execution, delivery and performance of the Agreement by the Acquired Trust, on behalf of the Acquired Fund; (g) to the knowledge of such counsel, all regulatory or court consents, authorizations, approvals, orders or filings required to be obtained or made by the Acquired Trust, on behalf of the Acquired Fund, under the federal laws of the United States with respect to the transfer of the Acquired Assets for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities pursuant to this Agreement have been obtained or made; and (h) to the knowledge of such counsel, and without any independent investigation, other than as disclosed on the schedule provided by the Acquired Trust pursuant to paragraph 4.1 of this Agreement, the Acquired Fund is not subject to any litigation or administrative proceeding that could reasonably be expected to have a materially adverse effect on the operations of the Acquired Fund. Such opinion may state that it is solely for the benefit of the Acquired Trust and the Acquired Trust Board. Such opinion may contain such assumptions and limitations as shall be in the opinion of The Law Offices of John H. Lively and Associates, Inc. appropriate to render the opinions expressed therein;

7.6 With respect to the Acquired Fund, the Board of Trustees of the Acquired Trust shall have determined that the Reorganization is in the best interests of the Acquired Fund and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby; and

7.7 For six (6) years after the Closing Date, GSAM shall maintain in effect the current level and scope of officers and trustees, as applicable, liability insurance or a tail insurance policy of the same level or scope for the six (6) year period, in each case covering those persons who are covered by the Acquired Trusts, officers and trustees, as applicable, liability insurance policy as of the Closing Date; provided, that in no event shall GSAM be required to expend in anyone year an amount in excess of 150% of the annual premium currently paid by the Acquired Trust for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, GSAM shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

8. FURTHER CONDITIONS PRECEDENT

If any of the conditions set forth below does not exist on or before the Closing Date with respect to either party hereto, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1 This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the Acquired Funds shareholders in accordance with the provisions of the Acquired Trusts Trust Instrument and By-Laws, and certified copies of the resolutions evidencing such approval by the Acquired Funds shareholders shall have been delivered by the Acquired Fund to the Acquiring Fund. Notwithstanding anything herein to the contrary, neither party hereto may waive the conditions set forth in this Paragraph 8.1;

8.2 On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3 All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by either party hereto to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party hereto, provided that either party may waive any such conditions for itself;

8.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and, to the knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act;

8.5 The parties shall have received an opinion of Bingham McCutchen LLP, dated the Closing Date, satisfactory to the Acquired Trust and the Acquiring Trust, substantially to the effect that, based upon certain facts, assumptions and representations, and upon certifications contained in the Acquiring Trust Tax Representation Certificate and the Acquired Trust Tax Representation Certificate, for federal income tax purposes, (i) the Reorganization will constitute a reorganization within the meaning of
Section 368(a) of the Code, and each of the Acquired Trust and the Acquiring Fund will be a party to a reorganization within the meaning of Section
368(b) of the Code; (ii) no gain or loss will be recognized by the Acquired Trust on the transfer of the Acquired Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities, or upon the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund, except for (A) gain or loss that may be recognized on the transfer of section 1256 contracts as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a passive foreign investment company as defined in
Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Acquired Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code; (iii) the tax basis in the hands of the Acquiring Fund of each Acquired Asset will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Trust immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Trust on the transfer; (iv) the holding period of each Acquired Asset in the hands of the Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Acquired Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset); (v) no gain or loss will be recognized by the Acquiring Fund upon its receipt of the Acquired Assets solely in exchange for Acquiring Fund Shares and the assumption of the Assumed Liabilities; (vi) no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Reorganization;
(vii) the aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor; (viii) each Acquired Fund Shareholders holding period for the Acquiring Fund Shares received in the Reorganization will include the period for which such shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange. Notwithstanding anything in this Agreement to the contrary, neither Fund may waive the condition set forth in this Paragraph 8.5.


9. BROKERAGE FEES

9.1 Each party hereto represents and warrants to the other party hereto that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2 GSAM will pay the proxy solicitation, mailing, printing costs and costs and expenses relating to the meeting of shareholders of the Acquired Fund attributable to the Reorganization. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a regulated investment company within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a tax-free reorganization.

10. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES; UNDERTAKING

10.1 The Acquiring Trust and the Acquired Trust each agrees that neither party has made any representation, warranty or covenant not set forth herein or referred to in Paragraphs 4.1 or 4.2 or Section 5 hereof and that this Agreement constitutes the entire agreement between the parties with respect to the matters covered by this Agreement.

10.2 The covenants to be performed after the Closing by both the Acquiring Trust and the Acquired Trust shall survive the Closing. The representations, warranties and all other covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.

11. TERMINATION

11.1 This Agreement may be terminated by the mutual agreement of the Acquiring Trust and the Acquired Trust. In addition, either party may at its option terminate this Agreement at or prior to the Closing Date:

(a) because of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed at or prior to the Closing Date;

(b) because of a condition herein expressed to be precedent to the obligations of the terminating party which has not been met and which reasonably appears will not or cannot be met;

(c) by resolution of the Acquiring Trusts Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Acquiring Funds shareholders;

(d) by resolution of the Acquired Trusts Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Acquired Funds shareholders; or

(e) if the transactions contemplated by this Agreement shall not have occurred on or prior to June 30, 2012 or such other date as the parties may mutually agree upon in writing.

(f) if the Sub-Advisory Agreement between GSAM and Dividend Growth Advisors, LLC has not been approved in accordance with Section 15 of the Investment Company Act and executed or is otherwise not in full force and effect on the Closing Date.

11.2 In the event of any such termination, there shall be no liability for damages on the part of the Acquiring Fund, the Acquiring Trust, the Acquired Trust or the Acquired Fund, or the trustees or officers of the Acquired Trust, or the Acquiring Trust, but, subject to Paragraph 9.2 hereof, each party shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement.

12. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquired Trust and the Acquiring Trust; provided, however, that following the meeting of the Acquired Funds shareholders called by the Acquired Trust pursuant to Paragraph 5.2 of this Agreement, no such amendment may have the effect of changing the provisions regarding the method for determining the number of Acquiring Fund Shares to be received by the Acquired Fund Shareholders under this Agreement to their detriment without their further approval; provided that nothing contained in this Paragraph 12 shall be construed to prohibit the parties from amending this Agreement to change the Closing Date.

13. NOTICES
Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Acquired Trust, 58 Riverwalk Boulevard, Building 2, Suite A, Ridgeland, South
Carolina 29936, Attention: Secretary, with copies to The Law Offices of John
H. Lively and Associates, Inc., 2041 W. 141st Terrace, Suite 119, Leawood, KS 66224, Attention: John H. Lively, Esq., and to the Acquiring Trust, c/o Goldman Sachs Asset Management, 200 West Street, New York, NY 10282,
Attention: Peter V. Bonanno, Esq., with copies to Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Barry N.
Hurwitz, Esq.

14. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT

14.1 The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.3 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to conflict of laws principles (other than 6 Delaware Code 2708); provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

14.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the prior written consent of the other party hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.5 It is expressly agreed that the obligations of the Acquiring Trust and the Acquired Trust shall not be binding upon any of their respective trustees, shareholders, nominees, officers, agents or employees personally, but bind only to the property of the Acquiring Fund or the Acquired Fund, as the case may be, as provided in the Acquiring Trusts Declaration of Trust and the Trust Instrument of the Acquired Trust, respectively. The execution and delivery of this Agreement have been authorized by the trustees of the Acquiring Trust and of the Acquired Trust and this Agreement has been executed by authorized officers of the Acquiring Trust and the Acquired Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to imposed any liability on any of them personally, but shall bind only the property of the Acquiring Fund and the Acquired Fund, as the case may be, as provided in the Acquiring Trusts Declaration of Trust and the Trust Instrument of the Acquired Trust, respectively.


{Signature page follows.}


IN WJTNESS WHEHEOF, each of the parties hereto has caused this Agreement to be executed as of the date first set forth above by its duly authorized officer.

DIVIDEND GROWTH TRUST
on behalf of RISING DIVIDEND GROWTH FUND

By: /s/ C. Troy Shaver, Jr.

Name: C, Troy Shaver, Jr.
Title: President


GOLDMAN SACHS TRUST
on behalf of GOLDMAN SACHS RISING
DIVIDEND GROWTH FUND

By: /s/ James A. McNamara

Name: James A. McNamara
Title: President


Goldman Sachs Asset Management, L.P.
By: /s/ James A. McNamara

Name: James A. McNamara
Title: Managing Director









[Signature Page to Agreement and Plan of Reorganization}



Schedule 4.1
None

Schedule 4.2
None